EXHIBIT 10.1
I-FLOW CORPORATION
Summary of the
2009 Executive Performance Incentive Plan
Eligibility. The President and Chief Executive Officer, Executive Vice President and Chief Operating Officer and Chief Financial Officer are the three executives eligible to receive cash and equity awards under the incentive plan. All awards will be made pursuant to the I-Flow Corporation Amended and Restated 2001 Equity Incentive Plan (the “Equity Plan”).
Objectives. In the plan, the compensation committee established 2009 target achievements for the following criteria: (i) revenue (the “Revenue Target”) and (ii) net operating profit (excluding interest income, interest expense, income taxes, stock-based compensation, InfuSystem Holdings stock impairment/gain or loss, any board-of-directors-related expenses in excess of $500,000 and changes to the reserves established in 2008 for litigation and insurance items) as a percentage of revenue (the “Net Operating Profit Target”). Measuring actual 2009 results against the Revenue Target and the Net Operating Profit Target will determine whether and to what extent the plan objectives have been achieved.
Administrative. The amount of cash and equity awards available under the plan will depend upon the extent to which the Revenue Target and the Net Operating Profit Target have been achieved, with each factor having equal weight in the computation; provided, however, that the compensation committee is retaining the discretion, in consultation with management, to reduce any awards otherwise earned in highly unusual circumstances where the committee deems it necessary and appropriate. In order to provide flexibility to management to operate and grow the company, the performance criteria may also be adjusted for any major events during the year; provided, however, that any adjustment must be approved in advance by the compensation committee and the board of directors, and the plan impact of any such events will be decided at the time of such approval. The allocation of the aggregate awards, if any, among the officers will be determined by the compensation committee and the board of directors based on their assessment of the contributions of each officer.
Award Minimums/Maximums. In order to receive an award under the plan, both (i) the Revenue Target must be at least 94.83% achieved and (ii) the Net Operating Profit Target must be at least 57.1% achieved. At this minimum achievement level, the cash incentive award for the three officers combined is an aggregate of $250,000, and the equity incentive award for the three officers combined is an aggregate of 40,000 shares of restricted stock, subject to the compensation committee’s discretion to modify all awards as described above. If both the Revenue Target and the Net Operating Profit Target are 100% achieved, the cash incentive award for the three officers combined is, subject to the compensation committee’s discretion to reduce all awards as described above, an aggregate of $1,000,000, and the equity incentive award for the three officers combined is an aggregate of 150,000 shares of restricted stock. The maximum cash incentive award for the three officers combined is an aggregate of $1,500,000, plus a future opportunity for an additional $500,000 to be awarded and paid during 2011 contingent upon the earning of any award under the company’s yet-to-be-determined 2010 Executive Performance Incentive Plan. The maximum equity incentive award for the three officers combined is an aggregate of 200,000 shares of restricted stock, plus a future opportunity for an additional 50,000 shares (the “Withheld Stock”) to be granted and paid during 2011 contingent upon the granting of any award under the company’s yet-to-be-determined 2010 Executive Performance Incentive Plan. For amounts earned above or below the 100% performance level, the exact amount of the cash incentive awards and shares of restricted stock available under the plan will be determined on a linear graduated scale.
Vesting of Equity Awards. Equity awards will consist of grants of restricted stock pursuant to the Equity Plan. The restrictions will lapse and the shares will vest 50% on January 1, 2011 and 50% on January 1, 2012, with accelerated vesting pursuant to the Equity Plan upon a change in control or in the event of the death or permanent disability of the executive; provided, however, that any shares of Withheld Stock will vest 100% immediately upon payment thereof as described in the prior paragraph.
Payment of Awards. After completion of the fiscal year, the compensation committee will review the plan objectives and results and the recommendations of executive management. The independent directors of the board of directors will assess the performance of the President and Chief Executive Officer, the Executive Vice President and Chief Operating Officer and the Chief Financial Officer and will, upon recommendation from the compensation committee, approve any cash and equity incentive awards. Earned cash incentive awards are typically paid each year in February. To be eligible for awards under the plan, an executive must be on the Company’s payroll through February 28, 2010; provided, however, that, in the event of a consummation of a sale of I-Flow Corporation in 2009 or the death or permanent disability of an executive during 2009, awards will be deemed earned and payable, with no proration, at the higher of (i) the year-to-date actual percentage achievement to plan, or (ii) 100% of the full plan-year target awards. An executive may also be entitled to an award under the plan, pursuant to the terms of his employment agreement with the Company, in the event that he is terminated without cause after an award has been earned but before it has been paid.